Exhibit 99.1

Journal Register Company Hires Lazard Freres as Its Financial Advisor

YARDLEY, PA--(Marketwire - April 07, 2008) - Journal Register Company (NYSE: JRC) announced today that it hired Lazard Freres & Co. LLC as its financial advisor. James W. Hall, Chairman & Chief Executive Officer, stated, "Lazard Freres will help us evaluate our strategic options. While we are concerned about the state of the overall economy and the environment for print advertising, we generated $90.3 million of EBITDA in 2007, well in excess of our $38.5 million interest expense, reduced debt by $105 million during 2007 and have no scheduled principal payments due until the second quarter of 2009."

The Company has no debt for money borrowed except under its amended and restated credit agreement with JPMorgan Chase Bank, N.A., as administrative agent.

About Journal Register Company

Journal Register Company is a leading U.S. media company. Journal Register Company owns 22 daily newspapers and 310 non-daily publications. Journal Register Company currently operates 229 individual Web sites that are affiliated with the Company's daily newspapers, non-daily publications and its network of employment Web sites. These Web sites can be accessed at www.JournalRegister.com. All of the Company's operations are strategically clustered in six geographic areas: Greater Philadelphia; Michigan; Connecticut; Greater Cleveland; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company owns JobsInTheUS, a network of 20 employment Web sites.

Safe-Harbor

This release contains forward-looking information about Journal Register Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. These forward-looking statements involve a number of risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include, but are not limited to statements related to the engagement of a financial advisor, the Company's decision to evaluate strategic options and changes in performance that affect financial covenant compliance or funds available for borrowing. These and additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information:
Journal Register Company
Gary Struening
Investor Relations
790 Township Line Road
Yardley, PA 19067
Tel: (215) 504-4200
Fax: (215) 504-4201